Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

Cascade Financial Earns Second Quarter Profits of $3.6 Million, or $0.30 per Diluted Share
Loan Portfolio Grows 17%, Checking Account Balances Increase 20%

Everett, WA – July 22, 2008 – Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported it earned $3.6 million, or $0.30 per diluted share, in the second quarter of 2008, compared to record earnings of $4.0 million, or $0.32 per diluted share in the second quarter a year ago.  For the first six months of 2008 net income was $6.2 million, or $0.51 per diluted share, compared to $7.7 million, or $0.63 per diluted share, in the first six months of 2007.  Second quarter results include a $1.2 million loan loss provision compared to $250,000 for the same quarter last year.  The loan loss provision for the first six months of the year was $3.6 million versus $500,000 in the first half of 2007.  This provision reflects an increase in nonperforming loans and the general slowdown in the local housing market.

“Our second quarter results were solid as we continue to strengthen our franchise.  Loan and deposit totals hit record levels.  The strong growth in checking account balances, 20% year-over-year and 12% over the prior quarter, was particularly gratifying,” stated Carol K. Nelson, President and CEO.  “However, the quarterly operating results were below the record setting earnings from the second quarter a year ago due to the addition to the provision for loan losses.  Despite the increase in the loan loss provision, Cascade is well positioned to pursue its strategies through this challenging economic environment.”

Nonperforming loans (NPLs) increased by $14.8 million during the quarter to $32.0 million and represented 2.68% of total loans at June 30, 2008, compared to 1.50% three months earlier and 0.09% a year ago.  NPLs were $17.3 million at the end of the preceding quarter and $955,000 at the end of June 2007.  The increase in nonperforming loans during the quarter consisted of seven loans to five borrowers, all secured by real estate.  See Subsequent Event for details on a reduction in nonperforming loans that occurred following the end of the quarter.

Net charge-offs (NCOs) were $448,000 or four basis points of total loans during the quarter compared to $1.5 million, or 13 basis points, in the first quarter of 2008 and $75,000, or one basis point, in the second quarter of 2007.

2Q08 Financial Highlights:  (compared to 2Q07)

•	Total loans increased 17% to $1.19 billion.

•	Total deposits grew 10% to $991 million.

•	Personal checking account balances grew 27%.

•	Business checking account balances grew 14%.

•	Strong growth in new checking accounts resulted in 33% growth in checking fees.

•	Total assets increased 15% to $1.55 billion.

Loan Growth

Compared to a year ago, total loans increased 17% to $1.19 billion at the end of the quarter, from $1.02 billion at June 30, 2007.

Construction loans outstanding grew 21% to $392 million at June 30, 2008, compared to $323 million a year ago.  Business loans increased 7% over the same period to $487 million.  Commercial real estate loans increased 6% to $117 million.  Permanent multifamily loans increased substantially from year ago levels to $64 million, partly as a result of the reclassifications noted below.  Home equity and consumer loans increased 6% to $29 million, while residential loans grew 14% to $106 million.

Cascade has not engaged in the practice of subprime residential lending and the loan portfolio does not contain any such loans.

“While we have greatly curtailed our construction and land development lending, the balances have grown on a year over year basis as construction draws have continued to exceed payoffs,” said Lars Johnson, Chief Financial Officer.

Total loans outstanding increased $42 million for the quarter ended June 30, 2008, or 14% on an annualized basis. Construction loans were down $19 million from March 31, 2008.  Construction loans totaling $42 million were transferred to other loan categories during the quarter as the construction phase was completed and reached the requisite level of occupancy.  These transfers included $33 million to multi-family, $5 million to commercial real estate and $4 million to residential real estate.

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Cascade Financial – 2Q08 Results
July 22, 2008

The following table shows loans in each category:  (6/30/08 compared to 3/31/08 and 6/30/07)

				One Year
LOANS ($ in 000s)	June 30, 2008	March 31, 2008	June 30, 2007	Change
Business	$486,876	$469,940	$453,186	7%
R/E Construction	391,765	411,189	323,417	21%
Commercial R/E	117,043	115,087	110,561	6%
Multifamily	63,905	26,964	12,727	402%
Home equity/consumer	29,250	28,143	27,545	6%
Residential	106,043	101,767	92,667	14%
Total loans	$1,194,882	$1,153,090	$1,020,103	17%

Loan growth contributed to a 15% increase in total assets to $1.55 billion.  The investment portfolio increased 26% to $273 million at June 30, 2008, compared to a year ago, as Cascade sought to take advantage of increased credit spreads available on investment securities.  The investment portfolio contains no collateralized debt obligations or other securities secured by subprime loans.

Credit Quality

“Like most of our peers, we have seen a significant increase in our nonperforming loans due to the slowdown in the local real estate market.  While we are disappointed by these additions to our nonperforming loans, we are diligently managing and monitoring these credits to mitigate the ultimate loss to the Bank,” said Robert Disotell, Chief Credit Officer.

Nonperforming assets were 2.07% of total assets, compared to 1.16% at the end of the preceding quarter, and 0.07% a year ago.  The provision for loan losses at $1.2 million exceeded NCOs by $752,000 for the second quarter.  Of the $448,000 in charge-offs, $117,000 came from the loss on the liquidation of inventory on a business loan, $200,000 came from a partial write-off of a construction loan, and the balance from consumer and deposit related charge-offs, e.g. overdrafts.  Total allowance for loan losses, which includes an allowance for off-balance sheet loan commitments, totaled $13.4 million at quarter-end, equal to 1.12% of total loans compared to 1.10% at March 31, 2008 and 1.11% as of June 30, 2007.

Loans delinquent 31-90 days were 10 basis points of total loans as of June 30, 2008, compared to 27 basis points as of March 31, 2008.  All loans over 90 days delinquent are on non-accrual status.

“We continue to monitor our entire loan portfolio, but especially our construction portfolio in an attempt to spot and act upon deteriorating credits in a timely manner,” said Disotell.  “While we have not taken the very large reserves and charge-offs as some of our peers have, we feel our allowance is adequate given our analysis of our portfolio and current market conditions.”

Deposit Growth

“Our continued marketing and sales management efforts directed at core deposit products has resulted in dramatic growth in our DDA balances, which grew by $28 million year-over-year and almost $18 million on a sequential quarter basis,” said Nelson.  “We increased our personal checking account balances 27% over the past twelve months, and our business account balances grew by 14%.  Additionally, we had a 33% increase in checking account fees in the second quarter compared to the same period last year.”

Total deposits were $991 million at quarter-end, up 10% from $898 million a year earlier.

The following table shows deposits in each category:  (6/30/08 compared to 3/31/08 and 6/30/07)

				One Year
DEPOSITS ($ in 000s)	June 30, 2008	March 31, 2008	June 30, 2007	Change
Personal checking accounts	$77,591	$64,827	$61,125	27%
Business checking accounts	89,071	84,247	77,810	14%
Savings and MMDA	340,911	358,646	301,923	13%
CDs	482,988	443,755	457,050	6%
Total deposits	$990,561	$951,475	$897,908	10%

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Cascade Financial – 2Q08 Results
July 22, 2008

Capital Position

Cascade remains well capitalized for regulatory purposes with a Tier 1 Capital ratio of 8.41%, as of June 30, 2008.  Stockholders’ GAAP equity increased 9% to $126 million, compared to $116 million at the end of June 2007.  Book value per share grew to $10.43 at quarter-end from $9.63 a year ago.  Tangible book value was $8.34 per share at the end of the quarter, compared to $7.52 a year earlier.

No Cascade stock was repurchased during the first half of 2008, under Cascade’s existing repurchase plan.  Since May 31, 2007, Cascade has repurchased 52,293 shares, or 14% of the amount of stock permitted under the plan.  The repurchased shares represent 0.4% of the total stock outstanding.  To preserve capital, Cascade has no plans to repurchase stock in the near future.

Operating Results

Second quarter net income was down by 9% from the second quarter of 2007 to $3.6 million.  Results were hampered by an increase of $950,000 in the provision for loan losses.  Net interest income for the second quarter increased 4% to $11.4 million, compared to $11.0 million for the second quarter of 2007.  Total other income increased 21% to $2.2 million for the quarter, compared to $1.8 million in the second quarter a year ago.  The increase was primarily due to the 33% increase in checking fees resulting from growth in the number of new accounts, and increased activity fees.  Total other expenses were up 11% to $7.3 million in the second quarter of 2008, compared to $6.5 million in the same quarter last year.  A major source of the increase was FDIC deposit insurance premiums.  “We began paying FDIC insurance premiums during the second quarter of 2008, which contributed to a $148,000 increase in second quarter expenses,” said Johnson.  “Previously, we had received a credit against our insurance assessment based upon premiums that we had paid over 10 years ago.”

For the first six months of 2008, the $3.1 million increase in the provision for loan losses led to a 19% decline in net income from 2007 levels to $6.2 million.  The amount of net interest income increased 3% to $21.9 million during the first half of 2008 compared to $21.3 million in the first half of 2007.  An increase in earning assets offset the decline in net interest margin.  Other income increased 20% to $4.7 million for the first half of 2008 compared to $3.9 million in the first half of 2007, largely due to the 26% growth in checking fees for the first half of the year and the income from Bank owned life insurance (BOLI) income as Cascade added $5 million of BOLI in December 2007 and transferred the majority of the existing policies to a new, higher yielding structure.  In terms of earnings comparisons, the gain on the sale of securities of $483,000 in the first half of the year offset the net gains from the implementation of FAS 159 in the first half of 2007.  For the first six months of 2008, total other expenses increased 9% to $14.2 million compared to $13.0 million in the first half of 2007.  The increase was largely due to additional expenses related to the Burlington and Shoreline branches during the first half of 2008.

Cascade’s respective profit after tax numbers were impacted by the effective tax rate.  In the second quarter of 2008, the tax rate was 30% compared to 34% in the second quarter of 2007, and 27% in the first quarter of 2008.  The tax rate in 2008 has been lower due to increased tax credits generated by CRA investments in low income housing, higher balances of BOLI which increased tax exempt BOLI income, and an investment of $20 million in preferred stocks, whose dividends are eligible for a 70% dividend exclusion from federal income tax.

Net Interest Margin & Interest Rate Risk

Cascade’s net interest margin was 3.17% for the second quarter of 2008, compared to 3.37% in the second quarter a year ago.  “Of the 20 basis point drop in the margin on a year over year basis, 16 basis points can be attributed to the reversal of accrued interest on and the drag from nonperforming loans,” said Johnson.  “Our yield on loans decreased 141 basis points compared to a year earlier, as the Federal Reserve lowered the target Fed funds rate by 325 basis points in the past 15 months, taking the Prime rate and the yield on our approximately $400 million of Prime-based loans down with it.  The result was the yield on all earning assets decreased by 99 basis points but our cost of funds decreased by 88 basis points from the second quarter 2007 to the second quarter of 2008.  However, our deposit costs decreased 133 basis points from the year over year quarter while our cost of FHLB advances declined only 14 basis points.”  For the first half of 2008 the net interest margin was 3.09% compared to 3.32% in the first half of 2007.

	2Q08	1Q08	4Q07	3Q07	2Q07	1Q07	4Q06	3Q06	2Q06
Asset yield	6.31%	6.62%	7.20%	7.29%	7.30%	7.17%	7.03%	6.95%	6.76%
Liability cost	3.51%	4.03%	4.32%	4.42%	4.39%	4.38%	4.26%	4.15%	3.94%

Spread	2.80%	2.59%	2.88%	2.87%	2.91%	2.79%	2.77%	2.80%	2.82%
Margin	3.17%	3.02%	3.38%	3.37%	3.37%	3.26%	3.23%	3.24%	3.24%

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Cascade Financial – 2Q08 Results
July 22, 2008

“Our interest rate risk management models continue to show that we have moderate exposure to interest rate movements,” Johnson said.  “Without further significant rate cuts by the Fed and the stabilization in our levels of NPLs, we anticipate our net interest margin to remain within a range of 3.05% to 3.25% in the next quarter.”

Performance Measures

Cascade’s return on average GAAP equity (ROE) was 11.6% in the second quarter, compared to 13.8% a year earlier.  Year-to-date, ROE was 10.0% compared to 13.5% in the first half of 2007.  Return on average tangible equity (ROTE) was 14.4% for the second quarter of 2008, compared to 17.6% a year ago.  For the first six months of 2008, ROTE was 12.5% compared to 17.3% in the first six months of 2007.  Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares and believes that it provides a more consistent comparison with pre-merger performance.  Return on average assets (ROA) was 0.96% for the second quarter of 2008 versus 1.15% for the same quarter of 2007.  For the first half of 2008, ROA was 0.84%, versus 1.14% in the first half of 2007.  The efficiency ratio was 53.1% in the second quarter of 2008, compared to 51.1% in the same quarter a year ago, and 53.4% for the first half of the year compared to 51.6% in the same period last year.

Subsequent Event

After the close of the second quarter, on July 18, 2008, Cascade’s nonperforming loans were reduced by $8 million to $24 million, through the assumption by a qualified borrower of two loans secured by residential real estate developments located in Snohomish County.  This assumption will result in the recognition of $583,000 in interest in the third quarter, and a $250,000 recovery of principal which will be added back to the Allowance for Loan Losses.

Quarterly Cash Dividend

On July 1, 2008, Cascade announced a quarterly cash dividend of $0.09 per share, equal to the amount paid per share in the prior quarter.  The dividend will be paid on July 28, to shareholders of records on July 14, 2008.

Conference Call

Cascade’s management team will host a conference call on Wednesday, July 23, at 11:00 a.m. PDT (2:00 p.m. EDT).  Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information.  Investment professionals are invited to dial (303) 262-2139 to participate in the live call.  A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11115858#.

KBW Community Bank Investor Conference Presentation

Cascade’s management team is scheduled to present at the Keefe, Bruyette &Woods Ninth Annual Community Bank Investor Conference in New York.  Carol K. Nelson, Lars Johnson and Rob Disotell will present on Tuesday July 29, 2008, at 8:30 a.m. PDT (11:30 a.m. EDT).  The live and archived presentation can be viewed at www.cascadebank.com or www.kbw.com.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington.  Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 21 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Shoreline, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish, North Bend and Burlington.

In June 2008, Cascade was ranked #44 on the Seattle Times’ Northwest 100, a list of public companies.  In January 2008 Cascade was ranked #10 on Washington CEO magazine’s list of Top 25 Washington Banks.  In September 2007, U.S. Banker magazine named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking. In July 2007, Cascade was named to Sandler O’Neill’s Bank and Thrift Sm-All Stars – Class of 2007, which recognized Cascade as one of the top 24 best performing small capitalization institutions from a field of 610 publicly traded banks and thrifts in the U.S. with market capitalizations less than $2 billion.  In making their selections, Sandler focused on growth, profitability, credit quality and capital strength.

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Cascade Financial – 2Q08 Results
July 22, 2008

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These measures include return on tangible equity and tangible book value per share.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information.  A reconciliation of the included non-GAAP financial measures to GAAP measures is included elsewhere in this release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This document contains forward-looking statements, including, but not limited to, Cascade’s expectations regarding credit quality and losses and its belief that the allowance for loan and lease losses is adequate given current market conditions.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  Those factors include, but are not limited to: Cascade’s expectation for continued strong demand for its products and services, the risks inherent in significant construction and commercial RE lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, general economic conditions and Cascade’s ability to successfully adjust to any changes in these conditions, and other factors.  Any factor described in this news release could, by itself or together with one or more other factors, adversely affect Cascade’s business, earnings and/or financial condition.  For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

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Cascade Financial – 2Q08 Results
July 22, 2008

BALANCE SHEET			Three Month		One Year
(Dollars in thousands except per share amounts)	June 30, 2008	March 31, 2008	Change	June 30, 2007	Change
(Unaudited)

Cash and due from banks	$13,921	$13,235	5%	$21,040	-34%
Interest bearing deposits	1,850	9,256	-80%	30,075	-94%

Securities available-for-trading	-	-	NA	46,784	-100%
Securities available-for-sale	123,630	117,509	5%	74,450	66%
Securities held-to-maturity	137,065	134,574	2%	83,938	63%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Total securities	272,615	264,003	3%	217,092	26%

Loans
Business	486,876	469,940	4%	453,186	7%
R/E construction	391,765	411,189	-5%	323,417	21%
Commercial real estate	117,043	115,087	2%	110,561	6%
Multifamily	63,905	26,964	137%	12,727	402%
Home equity/consumer	29,250	28,142	4%	27,545	6%
Residential	106,043	101,768	4%	92,667	14%
Total loans	1,194,882	1,153,090	4%	1,020,103	17%
Deferred loan fees	(3,471)	(3,722)	-7%	(3,586)	-3%
Allowance for loan losses	(13,318)	(12,544)	6%	(11,097)	20%
Loans, net	1,178,093	1,136,824	4%	1,005,420	17%

Premises and equipment	15,778	15,222	4%	13,916	13%
Bank owned life insurance	23,133	22,890	1%	18,309	26%
Other assets	17,081	16,518	3%	13,845	23%
Goodwill and intangible assets	25,149	25,184	0%	25,290	-1%

Total assets	$1,547,620	$1,503,132	3%	$1,344,987	15%

Deposits
Personal checking accounts	$77,591	$64,827	20%	$61,125	27%
Business checking accounts	89,071	84,247	6%	77,810	14%
Total checking accounts	$166,662	$149,074	12%	$138,935	20%
Savings and money market accounts	340,911	358,646	-5%	301,923	13%
Certificates of deposit	482,988	443,755	9%	457,050	6%
Total deposits	990,561	951,475	4%	897,908	10%

FHLB advances	250,000	249,000	0%	197,000	27%
Securities sold under agreement to repurchase	145,641	140,633	4%	95,728	52%
Jr. Sub. Deb. (Trust Preferred Securities)	15,465	15,465	0%	15,465	0%
Jr. Sub. Deb. (Trust Preferred Securities) at fair value	10,924	11,117	-2%	11,843	-8%
Other liabilities	9,381	11,732	-20%	11,358	-17%

Total liabilities	1,421,972	1,379,422	3%	1,229,302	16%

Stockholders' equity
Common stock and paid in capital	40,669	40,591	0%	40,074	1%
Retained earnings	87,456	83,822	4%	76,792	14%
Accumulated other comprehensive loss, net	(2,477)	(703)	252%	(1,181)	110%
Total stockholders' equity	125,648	123,710	2%	115,685	9%

Total liabilities and stockholders' equity	$1,547,620	$1,503,132	3%	$1,344,987	15%

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Cascade Financial – 2Q08 Results
July 22, 2008

Income Statement			Three Month		One Year
(Dollars in thousands except per share amounts)	June 30, 2008	March 31, 2008	Change	June 30, 2007	Change
(Unaudited)

Interest income	$22,793	$23,014	-1%	$23,789	-4%
Interest expense	11,348	12,539	-9%	12,798	-11%
Net interest income	11,445	10,475	9%	10,991	4%
Provision for loan losses	1,200	2,390	-50%	250	380%
Net interest income after provision for loan losses	10,245	8,085	27%	10,741	-5%
Other income
Checking fees	1,277	1,036	23%	960	33%
Service fees	313	231	35%	275	14%
Bank owned life insurance	259	260	0%	200	30%
Gain/(loss) on sale of securities	19	464	-96%	(459)	-104%
Gain on sale of loans	45	37	22%	33	36%
Fair value gains	193	305	-37%	138	40%
Gain on FHLB advances	-	-	NA	569	NA
Other	111	121	-8%	118	-6%
Total other income	2,217	2,454	-10%	1,834	21%

Total income	12,462	10,539	18%	12,575	-1%

Compensation expense	3,609	3,641	-1%	3,441	5%
Other operating expenses	3,642	3,294	11%	3,107	17%
Total other expense	7,251	6,935	5%	6,548	11%

Net income before provision for income tax	5,211	3,604	45%	6,027	-14%

Provision for income tax	1,577	990	59%	2,044	-23%

Net income	$3,634	$2,614	39%	$3,983	-9%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.30	$0.22	36%	$0.33	-9%
Earnings per share, diluted	$0.30	$0.21	43%	$0.32	-6%

Weighted average number of shares outstanding
Basic	12,047,927	12,035,806		12,055,728
Diluted	12,162,848	12,206,374		12,305,667

	Quarter Ended	Quarter Ended	Quarter Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2008	Mar 31, 2008	June 30, 2007
Return on average equity	11.57%	8.42%	13.76%
Return on average tangible equity	14.36%	10.50%	17.55%
Return on average assets	0.96%	0.71%	1.15%
Efficiency ratio	53.07%	53.64%	51.06%
Net interest margin	3.17%	3.02%	3.37%

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Cascade Financial – 2Q08 Results
July 22, 2008

INCOME STATEMENT	Six Months Ended		One Year
(Dollars in thousands except per share amounts)	June 30, 2008	June 30, 2007	Change
(Unaudited)

Interest income	$45,807	$46,420	-1%
Interest expense	23,887	25,152	-5%
Net interest income	21,920	21,268	3%
Provision for loan losses	3,590	500	618%
Net interest income after provision for loan losses	18,330	20,768	-12%
Other income
Checking fees	2,312	1,834	26%
Service fees	545	529	3%
Bank owned life insurance	519	395	31%
Gain/(loss) on sale of securities	483	(459)	-205%
Gain on sale of loans	83	121	-31%
Fair value gains	498	653	-24%
Gain on FHLB advances	-	569	-100%
Other	231	243	-5%
Total other income	4,671	3,885	20%

Total income	23,001	24,653	-7%

Compensation expense	7,250	6,814	6%
Other operating expenses	6,936	6,157	13%
Total other expense	14,186	12,971	9%

Income before provision for income taxes	8,815	11,682	-25%

Provision for income taxes	2,567	3,934	-35%

Net income	$6,248	$7,748	-19%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.52	$0.64	-19%
Earnings per share, diluted	$0.51	$0.63	-19%

Weighted average number of shares outstanding
Basic	12,041,001	12,075,413
Diluted	12,185,563	12,342,216

	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2008	June 30, 2007
Return on average equity	10.01%	13.54%
Return on average tangible equity	12.45%	17.26%
Return on average assets	0.84%	1.14%
Efficiency ratio	53.35%	51.57%
Net interest margin	3.09%	3.32%

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Cascade Financial – 2Q08 Results
July 22, 2008

(Dollars in Thousands except per share amounts) (Unaudited)

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Quarter Ended
	June 30, 2008	March 31, 2008	June 30, 2007
Average assets	$1,527,947	$1,472,087	$1,383,852
Average earning assets	1,453,058	1,397,180	1,307,036
Average total loans	1,173,781	1,130,012	1,031,697
Average deposits	968,873	927,501	903,888
Average equity	126,384	124,771	116,110
Average tangible equity	101,219	99,566	90,799

EQUITY ANALYSIS	June 30, 2008	March 31, 2008	June 30, 2007
Total equity	$125,648	$123,710	$115,685
Less: goodwill and intangibles	25,149	25,184	25,290
Tangible equity	$100,499	$98,526	$90,395

Common stock outstanding	12,047,927	12,047,927	12,015,411
Book value per common share	$10.43	$10.27	$9.63
Tangible book value per share	$8.34	$8.18	$7.52

Capital/asset ratio (inc. jr. sub deb)	9.73%	10.52%	10.93%
Capital/asset ratio (Tier 1, inc. jr. sub deb)	8.41%	8.59%	8.60%
Tangible cap/asset ratio (ex. sub deb)	6.60%	6.67%	6.85%

ASSET QUALITY	June 30, 2008	March 31, 2008	June 30, 2007
Nonperforming loans (NPLs)	$32,019	$17,268	$955
Nonperforming loans/total loans	2.68%	1.50%	0.09%
Real estate/repossessed assets owned	$25	$154	$-
Nonperforming assets	$32,044	$17,422	$955
Nonperforming assets/total assets	2.07%	1.16%	0.07%
Net loan charge-offs (recoveries) in the quarter	$448	$1,506	$75
Net charge-offs/total loans	0.04%	0.13%	0.01%

Allowance for loan losses	$13,318	$12,544	$11,097
Plus: Allowance for off balance sheet commitments	113	135	249
Total allowance for loan losses	$13,431	$12,679	$11,346
Total allowance for loan losses/total loans	1.12%	1.10%	1.11%
Total allowance for loan losses/nonperforming loans	42%	73%	1188%

	Quarter Ended	Quarter Ended	Quarter Ended
INTEREST SPREAD ANALYSIS	June 30, 2008	March 31, 2008	June 30, 2007
Yield on loans	6.52%	6.87%	7.93%
Yield on investments	5.54%	5.65%	4.81%
Yield on earning assets	6.31%	6.62%	7.30%

Cost of deposits	2.74%	3.45%	4.07%
Cost of FHLB advances	4.30%	4.28%	4.44%
Cost of other borrowings	4.29%	4.22%	2.35%
Cost of jr. sub. debentures	8.03%	7.94%	7.74%
Cost of interest bearing liabilities	3.51%	4.03%	4.39%

Net interest spread	2.80%	2.59%	2.91%
Net interest margin	3.17%	3.02%	3.37%

Note:  Transmitted on Prime Newswire at 1:00 p.m. PDT on July 22, 2008.